Exhibit 99.2

News Release

For Information Contact:	Lisa Hagen (305) 500-3668 Lisa—Hagen@Ryder.com	David Bruce (305) 500-4999 David—Bruce@Ryder.com

RYDER SYSTEM, INC. ELECTS TAMARA L. LUNDGREN
TO ITS BOARD OF DIRECTORS

MIAMI, June 13, 2012 – Ryder System, Inc. (NYSE: R), a leader in transportation and supply chain management solutions, today announced that Tamara L. Lundgren, President and Chief Executive Officer of Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) has been elected to its Board of Directors, effective October 1, 2012.

Ms. Lundgren, 54, has served as President and Chief Executive Officer of Schnitzer Steel since 2008. Based in Portland, Ore., Schnitzer is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with $3.5 billion in annual revenue and 57 operating facilities in the U.S., Puerto Rico, and Canada. Ms. Lundgren joined Schnitzer Steel in 2005 as Chief Strategy Officer and previously served as Executive Vice President and Chief Operating Officer. Prior to joining Schnitzer Steel, Ms. Lundgren was a managing director at JPMorgan Chase in London and a managing director at Deutsche Bank AG in New York and London. Before joining Deutsche Bank, Ms. Lundgren was a partner at the law firm of Hogan & Hartson, LLP in Washington, D.C.

“Ms. Lundgren is a proven leader with broad international experience in strategy, operations and finance,” said Ryder Chairman and Chief Executive Officer Greg Swienton. “Her experience as chief executive officer of a large industrial company and the combination of her demonstrated strategic insight, operational capabilities and financial expertise will further enhance Ryder’s ability to deliver value to customers and shareholders. We are honored that she has agreed to serve on our board.”

Ms. Lundgren received a Juris Doctorate from Northwestern University and a bachelor’s degree from Wellesley College. She currently serves on the boards of Parsons Corporation, a private engineering and construction company, the Portland Branch of the Federal Reserve Bank of San Francisco and the U.S. Chamber of Commerce.

About Ryder

Ryder is a FORTUNE 500® commercial transportation, logistics and supply chain management solutions company. Ryder’s stock (NYSE:R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Inbound Logistics magazine has recognized Ryder as a top third party logistics provider and included Ryder in its 2011 and 2010 “Green Partners” listing. Ryder has also been ranked two years in a row as one of the top 250 U.S. companies in the Newsweek Green Rankings. In addition, Security Magazine has named Ryder one of the top companies for security practices in the transportation, logistics, supply chain, and warehousing sector. Ryder is a proud member of the American Red Cross Annual Disaster Giving Program, supporting national and local disaster preparedness and response efforts. For more information, visit www.ryder.com and follow us on Facebook, YouTube, and Twitter.

###

Note Regarding Forward-Looking Statements: Certain statements and information included in this news release are “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current plans and expectations and are subject to risks, uncertainties and assumptions. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties that could cause actual results and events to differ materially from those in the forward-looking statements including those risks set forth in our periodic filings with the Securities and Exchange Commission. New risks emerge from time to time. It is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.